Sub-Item 77Q2


Nuveen Equity Premium Opportunity Fund
333-120613
811-21674


Based on a review of the SEC Forms 3, 4 and 5 furnished
to the Fund, the Fund believes that all Section 16(a)
filing requirements applicable to the Funds officers
and directors, investment adviser and affiliated
persons of the investment adviser were complied with,
except that a Form 3 report,
Initial Statement of Beneficial Ownership of Securities,
on behalf of the officer listed below, was amended, due to an
incorrect date on original Form 3.   In addition, a Form 4,
Statement of Changes in Beneficial Ownership, was filed late on June 2, 2009 on behalf of the officer listed below.


OFFICERS:

James Ruane, filed amended Form 3 on April 1, 2009, accession number 0001225208- 09-009079.

David J. Lamb filed a late Form 4 on June 2, 2009, accession number 0001225208-09-013580